Exhibit 99.(d)(6)

AMENDMENT NO. 1

TO THE

SUB-MANAGEMENT AND COMPLIANCE SERVICES AGREEMENT

AMENDMENT NO. 1 effective July 7, 2025 (“Amendment No. 1”), to the Sub-Management and Compliance Services Agreement dated April 28, 2025 (the “Agreement”) by and among VENERABLE INVESTMENT ADVISERS, LLC, a Delaware limited liability company (the “Manager”), VENERABLE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), and RUSSELL INVESTMENT MANAGEMENT, LLC, a Washington limited liability company (the “Sub-Manager”).

WHEREAS, the Manager, the Trust and the Sub-Manager desire to add newly registered series (the “New Funds”) to the Agreement;

NOW THEREFORE, the Manager, the Trust and the Sub-Manager agree to modify and amend the Agreement as follows:

1.	New Funds. Effective August 1, 2025, the following New Funds are hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable US Large Cap Core Equity Fund

Venerable Emerging Markets Equity Fund

Venerable World Equity Fund

Venerable International Index Fund

Venerable Mid Cap Index Fund

Venerable Small Cap Index Fund

Venerable Conservative Allocation Fund

Venerable Conservative Appreciation Allocation Fund

Venerable World Conservative Allocation Fund

Venerable Moderate Appreciation Allocation Fund

Venerable Appreciation Allocation Fund

Venerable World Moderate Allocation Fund

Venerable World Appreciation Allocation Fund

2.	Duration of Agreement for the New Funds. Unless otherwise terminated, the Agreement shall continue in effect with respect to a New Fund for two years from the date specified in Section 1 above, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the New Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the New Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the Investment Company Act of 1940, as amended.

3.	Schedule 1. Schedule 1 to the Agreement is hereby replaced in its entirety by Schedule 1 attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/Michal Levy
Name:	Michal Levy
Title:	Head of VIA

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Katherine El-Hillow
Name:	Katherine El-Hillow
Title:	Chairman, President and Chief Investment Officer

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

AMENDMENT NO. 1

Schedule 1

Sub-Manager shall receive a fee from the Manager at the following annual rate based upon the applicable Fund’s average daily net assets:

Fund	Fee
Venerable Large Cap Index Fund	[ ]%
Venerable Moderate Allocation Fund	[ ]%
Venerable US Large Cap Core Equity Fund	[ ]% less the dollar amount of sub-advisory fees due from the Manager to the Fund’s other sub-advisers
Venerable Emerging Markets Equity Fund	[ ]% less the dollar amount of sub-advisory fees due from the Manager to the Fund’s other sub-advisers
Venerable World Equity Fund	[ ]% less the dollar amount of sub-advisory fees due from the Manager to the Fund’s other sub-advisers
Venerable International Index Fund	[ ]%
Venerable Mid Cap Index Fund	[ ]%
Venerable Small Cap Index Fund	[ ]%
Venerable Conservative Allocation Fund	[ ]%
Venerable Conservative Appreciation Allocation Fund	[ ]%
Venerable World Conservative Allocation Fund	[ ]%
Venerable Moderate Appreciation Allocation Fund	[ ]%
Venerable Appreciation Allocation Fund	[ ]%
Venerable World Moderate Allocation Fund	[ ]%
Venerable World Appreciation Allocation Fund	[ ]%